RULE 18F-3

MULTI-CLASS PLAN

FOR

THE GABELLI INNOVATIONS TRUST

This Multi-Class Plan (this “Multi-Class Plan”) is adopted pursuant to Rule 18f-3 under the Act to provide for the issuance and distribution of multiple classes of shares by certain Funds of the Trust identified in Appendix A in accordance with the terms, procedures and conditions set forth below. A majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust within the meaning of the Act, have found this Multi-Class Plan, including the expense allocations, to be in the best interest of the Trust and each Class of Shares offered by the funds constituting the Trust.

A.	DEFINITIONS. As used herein, the terms set forth below shall have the meanings ascribed to them below.

1.	THE ACT — the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

2.	CDSC — contingent deferred sales charge.

3.	CDSC PERIOD — the period of time following acquisition during which Shares are assessed a CDSC upon redemption.

4.	CLASS — a sub-series of Shares of the Fund.

5.	CLASS A SHARES — shall have the meaning ascribed in Section B.1.

6.	CLASS I SHARES — shall have the meaning ascribed in Section B.2.

7.	TRUSTEES — the trustees of the Fund.

8.

DISTRIBUTION EXPENSES — expenses, including allocable overhead costs, imputed interest, any other expenses and any element of profit referred to in a Plan of Distribution and/or board resolutions, incurred in activities which are primarily intended to result in the distribution and sale of Shares.

9.	DISTRIBUTION FEE — a fee paid by the Fund in respect of the assets of a Class of the Fund to the Distributor pursuant to the Plan of Distribution relating to that Class.

10.	FINRA — Financial Industry Regulatory Authority, Inc.

11.	DISTRIBUTOR — G.distributors, LLC

12.	TRUST — The Gabelli Innovations Trust

13.	FUNDS — the funds identified in Appendix A.

13.	IRS — Internal Revenue Service.

14.	PLAN OF DISTRIBUTION — any plan adopted under Rule 12b-1 under the Act with respect to payment of a Distribution Fee.

15.	PROSPECTUS — the prospectus, including the statement of additional information incorporated by reference therein, covering the Shares of the referenced Class or Classes of the Fund.

16.	SEC — Securities and Exchange Commission

17.

SERVICE FEE — a fee paid to financial intermediaries, including the Distributor and its affiliates, for the ongoing provision of personal services to shareholders of a Class and/or the maintenance of shareholder accounts relating to a Class.

18.	SHARE — a share in the funds of the Trust.

B.	CLASSES. Subject to further amendment, the Trust may offer different Classes of Shares constituting the Trust as follows:

1.

CLASS A SHARES. Class A Shares means The Gabelli Innovations Trust Class A Shares of Common Stock as designated by the Articles Supplementary adopted by the Trustees. Class A Shares shall be offered (1) at net asset value plus a front-end sales charge set forth in the Prospectus from time to time, which may be reduced or eliminated in any manner not prohibited by the Act or FINRA as set forth in the Prospectus and (2) subject to ongoing Distribution Fees and Service Fees approved from time to time by the Trustees and set forth in the Prospectus. Class A Shares that are not subject to a front-end sales charge as a result of the foregoing may be subject to a CDSC for the CDSC Period set forth in Section D.1. The offering price of Class A Shares subject to a front-end sales charge shall be computed in accordance with the Act.

2.

CLASS I SHARES. Class I Shares means The Gabelli Innovations Trust Class I Shares of Common Stock as designated by Articles Supplementary adopted by the Trustees. Class I shares shall be (1) offered at net asset value, (2) sold without a front-end sales load or CDSC, (3) offered directly from the Distributor or from a financial intermediary with whom the Distributor has entered into an agreement expressly authorizing the sale by such intermediary of Class I Shares and whose initial investment is not less than the minimum amount set forth in the Prospectus from time to time and (4) not subject to ongoing Distribution Fees or Service Fees.

C.

RIGHTS AND PRIVILEGES OF CLASSES. Each of the Class A Shares and Class I Shares will represent an interest in the same portfolio of assets and will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions except as described otherwise in the Articles Supplementary adopted by the Trustees with respect to each of such Classes.

D.	CDSC. A CDSC may be imposed upon redemption of Class A Shares that do not incur a front end sales charge subject to the following conditions:

1.

CDSC PERIOD. The CDSC Period for Class A Shares shall be up to and including the last day of the eighteenth month from when they were purchased as part of an investment greater than $1 million if no front-end sales charge was paid at the time of purchase; if outside of this period, the Class A shares will not be charged a CDSC. The CDSC Period may, from time to time, be reduced on subsequent and/or prior sales and, if reduced, may subsequently be increased on subsequent sales to not more than the number of months specified above for that Class.

2.

CDSC RATE. The CDSC rate shall be recommended by the Distributor and approved by the Trustees. If a CDSC is imposed for a period greater than thirteen months in each succeeding twelve months of the CDSC Period after the first twelve months (plus any initial partial month) the CDSC rate must be less than or equal to the CDSC rate in the preceding twelve months (plus any initial partial month).

3.

DISCLOSURE AND CHANGES. The CDSC rates and CDSC Period shall be disclosed in the Prospectus and may be decreased at the discretion of the Distributor but may not be increased beyond the amount set forth herein unless approved as set forth in Section M. Increases made after a previous decrease shall not be applied to any Shares sold prior to such increase.

4.

METHOD OF CALCULATION. The CDSC shall be assessed on an amount equal to the lesser of the then current net asset value or the cost of the Shares being redeemed. No CDSC shall be imposed on increases in the net asset value of the Shares being redeemed above the initial purchase price. No CDSC shall be assessed on Shares derived from reinvestment of dividends or capital gains distributions. The order in which Class C Shares are to be redeemed when not all of such Shares would be subject to a CDSC shall be as determined by the Distributor in accordance with the provisions of Rule 6c-10 under the Act.

5.

WAIVER. The Distributor may in its discretion waive a CDSC otherwise due upon the redemption of Shares of any Class under circumstances previously approved by the Trustees and disclosed in the Prospectus and as allowed under Rule 6c-10 under the Act.

6.	CALCULATION OF OFFERING PRICE. The offering price of Shares of any Class subject to a CDSC shall be computed in accordance with Rule 22c-1 under the Act and Section 22(d) of the Act and the rules and regulations thereunder.

7.

RETENTION BY DISTRIBUTOR. The CDSC paid with respect to Shares of any Class of the Trust may be retained by the Distributor to reimburse the Distributor for commissions paid by it in connection with the sale of Shares subject to a CDSC and for Distribution Expenses.

E.

SERVICE AND DISTRIBUTION FEES. Class A Shares shall be subject to ongoing Distribution Fees and Service (Rule 12b-1) Fees not in excess of 0.25% per annum of the average daily net assets of the relevant Class. Class I shares currently have no Distribution and Service Fees. All other terms and conditions with respect to Service Fees and Distribution Fees shall be governed by the plans adopted by the Trust with respect to such fees and Rule 12b-1 under the Act.

F.

CONVERSION. Shares acquired through the reinvestment of dividends and capital gain distributions paid on Shares of a Class subject to conversion shall be treated as if held in a separate sub-account. Each time any Shares of a Class in a shareholder’s account (other than Shares held in the sub-account) convert to Class A Shares, a proportionate number of Shares held in the sub-account shall also convert to Class A Shares. All conversions shall be effected on the basis of the relative net asset values of the two Classes without the imposition of any sales load or other charge. So long as any Class of Shares converts into Class A Shares, the Distributor shall waive or reimburse the Trust, or take such other actions with the approval of the Trustees as may be reasonably necessary to ensure that the expenses, including payments authorized under a Plan of Distribution, applicable to the Class A Shares are not higher than the expenses, including payments authorized under a Plan of Distribution, applicable to the Class of Shares that converts into Class A Shares. Shares acquired through an exchange privilege will convert to Class A Shares after expiration of the conversion period applicable to such Shares. The continuation of the conversion feature is subject to continued compliance with the rules and regulations of the SEC, FINRA and the IRS.

G.	VOLUNTARY CONVERSION. Class A Shares may be convertible to Class I Shares, if certain conditions, as set forth in each Class’s Prospectus, are met.

H.	ALLOCATION OF LIABILITIES, EXPENSES, INCOME AND GAINS AMONG CLASSES.

1.

LIABILITIES AND EXPENSES APPLICABLE TO A PARTICULAR CLASS. Each Class shall pay any Distribution Fee and Service Fee applicable to that Class. Other expenses applicable to any of the foregoing Classes such as incremental transfer agency fees, but not including advisory or custodial fees or other expenses related to the management of the

Trust’s assets, shall be allocated among such Classes in different amounts in accordance with the terms of each such Class, if they are actually incurred in different amounts by such Classes or if such Classes receive services of a different kind or to a different degree than other Classes.

2.

INCOME, LOSSES, CAPITAL GAINS AND LOSSES, AND LIABILITIES AND OTHER EXPENSES APPLICABLE TO ALL CLASSES. Income, losses, realized and unrealized capital gains and losses, and any liabilities and expenses not applicable to any particular Class shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Trust.

3.

DETERMINATION OF NATURE OF ITEMS. The Trustees shall determine in their sole discretion whether any liability, expense, income, gain or loss other than those listed herein is properly treated as attributed in whole or in part to a particular Class or both Classes.

I.

EXCHANGE PRIVILEGE. Holders of Class A Shares and Class I Shares shall have such exchange privileges as are set forth in the Prospectus for such Class. Exchange privileges may vary among Classes and among holders of a Class.

J.	VOTING RIGHTS OF CLASSES.

1.	Shareholders of each Class shall have exclusive voting rights on any matter submitted to them that relates solely to that Class.

2.	Shareholders of a Class shall have separate voting rights on any matter submitted to shareholders with respect to which the interest of one Class differs from the interests of any other Class.

K.

DIVIDENDS AND DISTRIBUTIONS. Dividends and capital gain distributions paid by the Trust with respect to each Class, to the extent any such dividends and distributions are paid, will be calculated in the same manner and at the same time on the same day and will be, after taking into account any differentiation in expenses allocable to a particular Class, in substantially the same proportion on a relative net asset value basis.

L.	REPORTS TO TRUSTEES. The Distributor shall provide the Trustees such information as the Trustees may from time to time deem to be reasonably necessary to evaluate this Multi-Class Plan.

M.

AMENDMENT. Any material amendment to this Multi-Class Plan shall be approved by the affirmative vote of a majority (as defined in the Act) of the Trustees of the Trust, including the affirmative vote of the Trustees of the Trust who are not interested persons of the Trust, except that any amendment that increases the CDSC rate schedule or CDSC Period must also be approved by the affirmative vote of a majority of the Shares of the affected Class. Except as so provided, no amendment to this Multi-Class Plan shall be required to be approved by the shareholders of any Class of the Shares offered by the funds constituting the Trust. The Distributor shall provide the Trustees such information as may be reasonably necessary to evaluate any amendment to this Multi-Class Plan.

Dated: May [    ], 2022

Appendix A

•	Gabelli Media Mogul Fund

•	Gabelli Pet Parents’TM Fund